Exhibit 5.1

May 31, 2013

Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

Re:	Nordson Corporation Form S-8 Registration Statement —
Nordson Corporation 2012 Stock Incentive and Award Plan

Ladies and Gentlemen:

Nordson Corporation (“Nordson”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended, of 2,900,000 Common Shares, without par value, of Nordson (“Nordson Common Shares”) to be issued from time to time pursuant to the terms of the Nordson Corporation 2012 Stock Incentive and Award Plan (the “Plan”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined copies of (a) Nordson’s current Amended Articles of Incorporation, as amended, and Amended Regulations, (b) the Plan, and (c) such records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof.

As a result of the foregoing, we are of the opinion that, under the laws of the State of Ohio, when issued pursuant to the Plan, the Nordson Common Shares that are the subject of the Registration Statement will be validly issued, fully paid, and non-assessable.

We hereby consent to the use and filing of this opinion in connection with the Registration Statement.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP